Exhibit 10.3

Ivan Braiker
Chief Executive Officer
ibraiker@hipcricket.com
Office: 425.202.0833
Mobile: 206.679.3025

June 17, 2013

VIA EMAIL

Mr. Michael Brochu

Subject: Membership on the Board of Directors of Augme Technologies, Inc.

Dear Michael:

I am pleased to inform you that the Board of Directors of Augme Technologies, Inc. (the “Board”) voted unanimously to approve your appointment to the Board effective June 17, 2013.

As discussed, in addition to your general duties as a member of the Board, you will make reasonable efforts to assist in operational review, business related introductions, financial related matters, mergers & acquisitions and general corporate advice.

The Board also approved the following compensation package:

o
Beginning in fiscal year 2014, if you remain a non-employee director you will receive the following cash compensation for your service as a director. For the first two quarters of fiscal year 2014, you agree to accept quarterly fees in half cash and half stock.

o	A fee of $10,000 each quarter; and
o	A fee of $1,500 each quarter for each committee on which you serve.

o
You will receive a warrant grant of 300,000 unregistered warrants of common stock of the Company at an exercise price of is not less than the closing price for Company stock on the date of Board approval of your appointment to the Board, which warrants will vest 1/36th per month with a term of five (5) years, per the terms and conditions of the Company’s Warrant agreement (which agreement includes accelerated vesting upon a Change in Control of the Company).

o
In the event of a Transaction that closes while you are a member of the Board or during the six-month period following your removal from the Board, the Company shall compensate you in the event of a Transaction that closes while you are a member of the Board or during the six-month period following your removal from the Board:

(a)           you will receive a flat fee equal to one percent (1%) of the Aggregate Consideration of the net receivable by the Company or the Company's shareholders exclusive of any associated costs or related expenses in connection with such Transaction (the “Transaction Fee”) over and above $75,000,000.  For purposes of the previous sentence,  (i) "Transaction" shall mean any transaction or related series or combination of transactions whereby, directly or indirectly, control of the Company or all or substantially all of the Company's business or assets is acquired in a sale or exchange of stock, merger, consolidation or other business combination, sale or exclusive license of assets or similar transaction(s); and (ii) "Aggregate Consideration" shall mean (a) the amount of all consideration (whether in the form of cash, securities, or other property) directly or indirectly received or receivable by the Company or its shareholders in any Transaction, including any amounts committed by any party to a Transaction to be paid to the Company after any closing date (provided that the Transaction Fee shall not be payable unless and until such time as such committed, conditioned or contingent consideration is actually received by the Company) plus (b) options, warrants or other securities conferring the option to invest additional capital by any party to a Transaction (provided that the Transaction Fee shall not be payable unless and until such time as such options, warrants or other securities result in consideration actually being received by the Company), plus (c) without duplication, the total amount of indebtedness assumed by, repaid, refinanced or otherwise transferred (or any commitment to do so) in connection with a Transaction.

o
You will be entitled to reimbursement for reasonable out of pocket expenses related to your service for the Board, subject to the terms and conditions of the Company’s expense reimbursement policies, including the requirement that you provide an appropriate receipt for each expenditure for which reimbursement is sought.

* * *

This is an important time in the life of the Company and we hope you chose to accept this appointment.

Very truly yours,

/s/  Ivan Braiker
Ivan Braiker
Chief Executive Officer
Augme Technologies, Inc.

ACCEPTED BY:

/s/ Michael Brochu
Michael Brochu

cc:           Board of Directors, Augme Technologies, Inc.